Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

9 Meters Biopharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	12,911,771 (2)	$0.5935 (3)	$7,663,136 (3)	$0.0000927	$710.37 (3)
Total Offering Amounts					$7,663,136	$0.0000927	$710.37
Total Fee Offsets							$0
Net Fee Due							$710.37

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of 9 Meters Biopharma, Inc. (the “Registrant”) as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of 12,911,771 additional shares of Common Stock reserved for issuance under the 9 Meters Biopharma, Inc. 2012 Omnibus Incentive Plan, as amended (the “2012 Stock Plan”). Previously, 15,000,000 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-245664; 970,350 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-215406; 3,000,000 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-228830; and 5,804,441 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-234598.

(3)
Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h)(1) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 21, 2022.